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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated the 6th day of February, 1997, between JOEL P. SENS, an individual resident of Virginia ("Buyer"), and POCOTOPAUG INVESTMENT, INC., a Florida corporation ("Seller").

                                    Recitals

         A. Seller owns, free and clear of all adverse claims, 6,686,551 shares of capital stock of Micro Tech Industries, Inc., a Nevada corporation (the "Company").

         B. Seller desires to sell, and Buyer desires to purchase, all of its shares of capital stock of the Company for the consideration and upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1.  Purchase and Sale of Stock.

             1.1. Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, 6,686,551 shares (the "Company Shares") of common stock, par value $.001, of the Company ("Common Stock"), constituting all shares of the Company's capital stock owned by Seller.

             1.2. Purchase Price. In exchange for the Company Shares, Buyer agrees to pay to Seller the sum of Fifty Thousand Dollars ($50,000.00) (the "Purchase Price").

             1.3. Payment of Purchase Price. The Purchase Price shall be payable on the Closing Date (i) by application of the Five Thousand Dollar ($5,000.00) deposit previously made by Buyer with Seller (the "Deposit") toward the Purchase Price, and (ii) by wire transfer to Seller of the remaining Forty-Five Thousand Dollars ($45,000.00) of the Purchase Price in accordance with the following instructions:

                 Broad and Cassel IOTA Trust Account No. 003-503716-3 ABA Routing No.: 067009646 United National Bank
                          Customer Service: 305-371-2300

             1.4. Closing. The closing of the purchase and sale of the Company Shares (the "Closing") take place by facsimile and
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mail on the date of this Agreement (such date, the "Closing Date").

             1.5. Deposit. If the Closing does not occur due to the breach by Seller of its obligations hereunder or the inaccuracy of any representation or warranty of Seller, then Seller will promptly return the Deposit to Buyer. If the Closing does not occur for any reason other than the breach by Seller of its obligations hereunder or the inaccuracy of any representation or warranty of Seller herein, then Seller shall be entitled to retain the Deposit as liquidated damages. The parties have agreed upon the foregoing due to the difficulty of calculating actual damages and not as a penalty.

         2. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

             2.1. Existence; Good Standing; Corporate Authority; Compliance With Law. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company is not currently conducting any business and owns no assets that would require it (i) to be qualified to do business as a foreign corporation in any other jurisdiction, or (ii) to obtain any licenses, permits or other authorizations or to take any other similar actions pursuant to law or regulation. The Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which the Company is a party or is subject, and the Company is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject.

             2.2. Validity and Effect of Transaction Documents. The execution and delivery of this Agreement and all other Transaction Documents by Seller, and the consummation by it of the transactions contemplated hereby and thereby (the "Transactions"), have been duly authorized by all requisite corporate action. This Agreement constitutes, and all other agreements and documents contemplated hereby (together with this Agreement, the "Transaction Documents"), when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and any other Transaction Document does not, and the consummation of the Transactions will not, (i) require the consent of any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any





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part of the property that Seller owns or the Company may own in the future pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller is a party or by which it is bound, or violate or conflict with any provision of the by-laws or articles of incorporation of the Seller or the Company, as amended to the date of this Agreement.

             2.3. Affiliated Entities. The Company owns no interest, directly or indirectly, in any other corporation, business trust, joint stock company, partnership or other business organization or association.

             2.4. Capitalization. The Company has authorized capital stock consisting solely of 500,000,000 shares of Common Stock, of which 8,008,890 shares and no more are presently issued and outstanding. Except for rights granted pursuant to this Agreement, there are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require the Company to sell or issue, or the Seller to sell, any capital stock or other securities of the Company.

             2.5. Records. The corporate minute books, shareholder lists and stock transfer records of the Company previously delivered to Buyer, contain true and complete copies of the articles of incorporation, as amended to the Closing Date, bylaws, as amended to the Closing Date, and, together with the Certificate of Seller to be delivered pursuant to Section 5.1.2 below, contain the minutes of all meetings of directors and shareholders and certificates reflecting all actions taken by the directors or shareholders with or without a meeting, from the date of incorporation of the Company to the Closing Date.

             2.6.  Officers and Directors; Bank Accounts; Powers of
Attorney; Insurance. John S. McAvoy is the sole officer and director of the Company. The company has no accounts or safe deposit boxes at any bank, savings institution or other person. No persons hold powers of attorney from the Company. The Company owns no insurance policies.

             2.7 Financial Statements. Seller has furnished to Buyer an unaudited statement of assets and liabilities of the Company as of December 31, 1994, consisting of a statement of financial position (the "Balance Sheet") and a statement of income and expense (collectively, the "Financial Statements"). The Financial Statements fully and fairly set forth the financial position of the Company as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied.





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             2.8.  Undisclosed Liabilities.  The Company has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise.

             2.9. Absence of Certain Changes or Events Since the Date of the Balance Sheet. Since the date of the Balance Sheet, the Company has not:

                   (a) incurred any obligation or liability (fixed or contingent), except in connection with this Agreement, the other Transaction Documents and the Transactions;

                   (b) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties;

                   (c) entered into any transaction, contract or commitment, except for this Agreement, the other Transaction Documents and the Transactions; or

                   (d) declared any dividends or bonuses, or authorized or affected any amendment or restatement of the articles of incorporation or by-laws of the Company or taken any steps looking toward the dissolution or liquidation of the Company.

             2.10. Taxes. The Company (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to the Company or with respect to which the Company or the assets or properties of the Company are liable or otherwise in any way subject ("Returns"), (ii) has paid or fully accrued for all taxes shown to be due and payable on such Returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such taxes accrued in respect of the Company or the assets and properties of the Company for periods subsequent to the periods covered by such Returns. No Returns have been or are being audited. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement, and no basis exists for any such assertion. Copies of all federal, state, local and foreign tax returns of the Company have been made available for inspection by Buyer.

             2.11. Title to Company Shares. The Company Shares are duly authorized, validly issued, fully paid and nonassessable and are owned by Seller free and clear of all liens,encumbrances, charges, assessments and adverse claims. The Company Shares are subject to no restrictions with respect to transferability to





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Buyer in accordance with the terms of this Agreement.  Upon transfer of the
Company Shares by Seller, Buyer will, as a result, receive good and marketable title to all of the Company Shares, free and clear of all security interests, liens, encumbrances, charges, assessments, restrictions and adverse claims.

             2.12. Securities Filings. All filings made by the Company under the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act"), and other state and federal securities laws, through and including the Closing Date (the "Filings"), comply, in form and substance, with applicable law and regulation. None of such Filings contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

             2.13. Property and Assets. The Company owns no assets or properties. The Company has not granted any security interests, mortgages, encumbrances, liens or charges of any kind or character in any assets that may be owned by it in the future.

             2.14. Contracts and Employees. The Company is not a party to, and is not bound by, any contracts, understandings and commitments. The Company has no employees.

             2.15. Litigation. There are no actions, suits or proceedings with respect to the Company involving claims by or against Seller or the Company which are pending or threatened against Seller or the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. No basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which Seller or the Company has been named or to which Seller or the Company is a party, which apply, in whole or in part, to any business which the Company may conduct in the future, or to any of the assets or properties which the Company may own in the future, or the Company Shares.

             2.16. No Brokers. Neither Seller nor the Company has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions, and neither Seller nor the Company is aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the





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negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions.

             2.17. No Misrepresentation or Omission. No representation or warranty by Seller in this Article 2 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by Seller pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Buyer with accurate information as to the Company, including without limitation its assets, liabilities, business or prospects.

         3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

             3.1. Validity and Effect of Transaction Documents. This Agreement constitutes, and all other Transaction Documents when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms. The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, (i) require the consent of any third party, or (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound.

             3.2.     No Distribution.  Buyer is acquiring the Company
Shares for Buyer's own account for investment with no present intention of distributing or reselling any such Company Shares with a view to any distribution within the meaning of the Securities Act, and Buyer will not, directly or indirectly, voluntarily offer, sell, pledge or otherwise dispose of (or solicit any offers to purchase or otherwise acquire or take a pledge of) any Company Shares unless (i) registered pursuant to the provisions of the Securities Act, or (ii) an exemption from registration is available under the Securities Act.

         4.  Other Covenants and Agreements.

             4.1. Indemnification by Seller and McAvoy. Upon the terms and subject to the conditions set forth in Section 4.5 hereof and this Section 4.1, Seller agrees to indemnify and hold





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Buyer and the Company harmless against, and will reimburse Buyer (or the
Company if Buyer so requests) on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Buyer or the Company at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller or McAvoy contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to this Agreement.

             4.2. Indemnification by Buyer. Upon the terms and subject to the conditions set forth in Section 4.5 hereof and this Section 4.2, Buyer agrees to indemnify and hold Seller harmless against, and will reimburse Seller on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Seller at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement.

             4.3. Tax Indemnity. Upon the terms and subject to the conditions set forth in Section 4.5 hereof and this Section 4.3, Seller agrees to indemnify and hold Buyer and the Company harmless against, and will reimburse Buyer (or the Company if Buyer so requests) on demand for:

                   (a) Any and all tax deficiencies in respect of federal, state, local and foreign sales, use, income or franchise tax or taxes based on or measured by income, including any interest or penalties thereon and legal fees and expenses incurred by Buyer, the Company and the Affiliates with respect to the taxable year ended December 31, 1996, and all prior taxable years; and

                   (b) Any and all such taxes, interest, penalties and legal fees and expenses in respect of the period from January 1, 1997 up to and including the Closing Date.

The indemnity provided for in this Section 4.3 shall be independent of and in addition to any other indemnity provision of this Agreement.

             4.4. Securities Indemnity. Upon the terms and subject to the conditions set forth in Section 4.5 hereof and this





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Section 4.4, Seller shall indemnify, defend and hold harmless Buyer and the
Company and each person who controls Buyer or the Company within the meaning of the Securities Act from and against any and all losses, claims, damages and liabilities caused by any untrue statements or alleged untrue statement of a material fact contained in any Filings or caused by any omission or alleged omission to state in any Filing any material fact required to be stated or necessary to make the statements which are made not misleading. The indemnities provided for in this Section 4.4 shall be independent of and in addition to any other indemnity provision of this Agreement.

             4.5. Conditions of Indemnification. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a party hereto is indemnified (the "Indemnified Party") by the other party (the "Indemnifying Party") under
Section 4.1, 4.2, 4.3 or 4.4 hereof:

                   4.5.1. Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

                   4.5.2. If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without





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prejudice to any other right the Indemnified Party may have to indemnification under Section 4.1, 4.2, 4.3 or 4.4 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Buyer, the Company and Seller shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

             4.6.  Taxes and Expenses.

                   4.6.1.  Seller covenants and agrees to pay any
Florida taxes on the transfer to Buyer of the Company Shares, including without limitation any Florida documentary excise or stamp taxes; Buyer hereby covenants and agrees to assume and pay all other taxes on the transfer to Buyer of the Company Shares. Except as otherwise specifically provided for in this Agreement, Seller shall be individually responsible for and shall personally pay all costs, liabilities and other obligations incurred by Seller in connection with the performance of and compliance with all Transactions and other agreements and conditions contained in this Agreement and the other Transaction Documents to be performed or complied with by Seller, including legal and accounting fees. In no event shall any of such taxes, costs, liabilities or other obligations be paid by or incurred on behalf of the Company.

                   4.6.2. Except as otherwise specifically provided for in this Agreement, Buyer will assume and pay all costs, liabilities and other obligations incurred by Buyer in connection with the performance of and compliance with all Transactions and other agreements and conditions contained in this Agreement and the other Transaction Documents to be performed or complied with by Buyer, including legal and accounting fees.





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         5.  Conditions of Closing.

             5.1. Buyer's Conditions of Closing. The obligation of Buyer to purchase and pay for the Company Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                   5.1.1. All representations and warranties of Seller contained in this Agreement and the other Transaction Documents shall be true and correct at and as of the Closing Date, Seller shall have performed all agreements and covenants and satisfied all conditions on their part required to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of the Seller dated the Closing Date to such effect.

                   5.1.2. Seller shall have delivered to Buyer a Certificate of its corporatee Secretary certifying:

                   (a) Resolutions of its Board of Directors authorizing execution and delivery of this Agreement and the other Transaction Documents and the performance of all Transactions; and

                   (b) The incumbency of its officers executing this Agreement and all other Transaction Documents executed on Seller's behalf.

                   5.1.3. There shall have been no material adverse change since the date of the Balance Sheet in the financial condition or affairs of the Company.

                   5.1.4. Seller shall have delivered to Buyer a Certificate of the Secretary of State of Nevada certifying as of a date reasonably close to the Closing Date that the Company has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                   5.1.5. Seller shall have delivered the written resignations, effective on the Closing Date, of all members of the Board of Directors and all officers of the Company, and shall have caused all persons who have been designated by Buyer to be duly elected as directors and officers of the Company.

                   5.1.6.  Seller shall have delivered to Buyer
certificates and other instruments representing all Company Shares, duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank or in favor of Buyer with the execution thereof guaranteed by a bank or trust company), together with all other documents necessary or appropriate to validly transfer the Company Shares to Buyer free





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and clear of all security interests, liens, encumbrances and adverse claims.

                   5.1.7. Neither any investigation of the Company by Buyer, nor the Schedules attached hereto, nor any other Transaction Document delivered to Buyer, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Buyer and regardless of the cause thereof, reflect in an adverse way on the Company or its financial condition, liabilities (absolute, accrued, contingent or otherwise) or prospects.

                   5.1.8. The approval and all consents from third parties and governmental agencies required to consummate the Transactions shall have been obtained.

                   5.1.9. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the Transactions or which could reasonably be expected to adversely affect the ability of Buyer to consummate such Transactions.

                   5.1.10. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions or any of them not be consummated as so provided, or imposing any material conditions on the consummation of such Transactions by Buyer.

                   5.1.11. Seller shall have assigned to Buyer all of its rights under that certain Share Purchase Agreement dated 1995, between Nu-Horizons Marketing Corp. ("Nu-Horizons") and Seller, as amended by that certain Addendum to Share Purchase Agreement of Nu-Horizons dated November 21, 1995, between Nu-Horizons and Seller.

                   5.1.12. Seller shall have executed and delivered to Buyer all other Transaction Documents required to be executed and delivered by Seller.

             5.2.  Seller's Conditions of Closing.  The obligation of
Seller to sell the Company Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                   5.2.1. All representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall be true and correct at and as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part required to be performed or satisfied by the Closing Date pursuant to the terms of this





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Agreement, and Seller shall have received a certificate of Buyer dated the
Closing Date to such effect.

                   5.2.2. Buyer shall have effected payment of the Purchase Price in accordance with the prior written instructions of Seller.

                   5.2.3. The approval and all consents from third parties and governmental agencies required to consummate the Transactions shall have been obtained.

                   5.2.4. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the Transactions or which could reasonably be expected to adversely affect the ability of Seller to consummate such Transactions.

                   5.2.5. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions or any of them not be consummated as so provided or imposing any material conditions on the consummation of such Transactions by Seller.

                   5.2.6. Seller shall have executed and delivered to Buyer all other Transaction Documents required to be executed and delivered by Seller.

         6.  [RESERVED]

         7.  Miscellaneous.

             7.1. Notice. Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telegram (with messenger service specified), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder.





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                   (a)  If to Buyer, at:

                        Mr. Joel P. Sens
                        900 North Stafford
                        Suite 2003
                        Arlington, VA  22203
                        Telecopy: 703-516-9888

                        With a copy (which shall not constitute
                         notice) to:

                        Charles A. Sweet, Esq.
                        Williams & Connolly
                        725-12th Street, N.W.
                        Washington, D.C.  20005
                        Telecopy: 202-434-5029

                   (b)  If to Seller, at:

                        Pocotopaug Investment, Inc.
                        17755 U.S. 19 North, Suite 475
                        Clearwater, FL  34624
                        Attention: John S. McAvoy
                        Telecopy: 813-535-7646

                        With a copy (which shall not constitute
                         notice) to:

                        John S. McAvoy, Esq.
                        1993 Whitney Way
                        Clearwater, FL  34620

Notice shall be effective immediately upon personal delivery or telecopy, seven
(7) business days after deposit in the mail, or one (1) business day after deposit with a telegraph company or overnight courier service.

             7.2. Further Assurances. Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purpose of this Agreement and the other Transaction Documents and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder and thereunder.

             7.3. Binding Effect; No Assignment. This Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

             7.4. Entire Agreement. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with regard to





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their respective subject matters and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement or any other Transaction Document nor any waiver of any provision hereof or thereof shall be made except in writing executed by all parties hereto or thereto.

             7.5. Governing Law. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

             7.6. Survival. All representations, warranties, indemnities, covenants and agreements made by the parties to this Agreement and the other Transaction Documents shall survive the execution of this Agreement and the Closing. Notwithstanding any investigation conducted before the date of this Agreement or the Closing, or the decision of any party to execute this Agreement or proceed to Closing, each party shall be entitled to rely on the representations and warranties of the other party set forth herein or in any other Transaction Document.

             7.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

             7.8. Interpretation. No provision of this Agreement or any other Transaction Document shall be interpreted or construed against any party because that party or its legal representative drafted such provision. The titles of the paragraphs of this Agreement and other Transaction Documents are for convenience of reference only and are not to be considered in construing this Agreement or the relevant Transaction Document. For all purposes of this Agreement and the other Transaction Documents, unless the context otherwise requires or as otherwise expressly provided, (a) all defined terms shall include both the singular and the plural forms thereof; (b) reference to any gender shall include all other genders; (c) all references to words such as "herein", "hereof", and the like shall refer to this Agreement as a whole and not to any particular Article or Section within this Agreement; (d) the term "include" means "include without limitation"; and (e) the term "or" is intended to include the term "and/or".

             7.9. No Waiver; Remedies Cumulative. No waiver by any party hereto of any one or more defaults by any other party or parties in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No





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
failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

             7.10. Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

             7.11. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the parties hereto shall amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

         IN WITNESS WHEREOF, the parties caused this Agreement to be executed and delivered as of the date first set forth above.



                            /s/ Joel P. Sens
                            ------------------------------
                            JOEL P. SENS


                            POCOTOPAUG INVESTMENT, INC.



                            By:  /s/ John McAvoy
                               ---------------------------
                            Name:  John McAvoy
                                 -------------------------
                            Title:  President
                                  ------------------------



                            /s/ John McAvoy
                            ------------------------------
                            JOHN MCAVOY





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